Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: Bryan Norwood

Monday, January 26, 2009

(713) 651-4300

KEY ENERGY ANNOUNCES THAT WILLIAM M. AUSTIN, SENIOR VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER, WILL JOIN TURNAROUND AND RESTRUCTURING GROUP

HOUSTON, TX, January 26, 2009 – Key Energy Services, Inc. (NYSE: KEG) announced today that William M. Austin, Senior Vice President and Chief Financial Officer has decided to join the turnaround and restructuring group at Alvarez & Marsal.  He will leave Key on February 6, 2009.  Marshall Dodson, who is the Company’s Vice President and Chief Accounting Officer, will assume the additional role of the Company’s principal financial officer until the Board elects a new Chief Financial Officer.  During this interim period, Mr. Dodson will report directly to the President and Chief Executive Officer, Dick Alario.

Commenting on the announcement, Mr. Alario said “Bill’s experience in special situations was of tremendous value to Key as the Board set out to re-orient the Company in 2004. Among other accomplishments, he rebuilt our financial team, led the effort to repair our accounting processes and successfully refinanced the Company’s debt twice, providing us with a solid liquidity position.   He has been my close advisor since joining Key and is largely responsible for the successful financial turnaround at Key.”

Alario continued, “We are sorry to lose Bill and wish him continued success as he returns to his restructuring consultancy practice.  Key and its shareholders are fortunate to have had him serve as our CFO over the past four years and personally, I will miss the close working relationship we have enjoyed. We plan to evaluate both internal and external candidates in our search for a permanent replacement.”

1301 McKinney Street, Suite 1800, Houston, TX 77010

Mr. Austin commented, “I’ve greatly enjoyed my work here at Key and value the strong relationships I have developed with Key’s board of directors, its management team and the employees.   I’m looking forward to facing new challenges advising other companies in the current market conditions.”

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.